FIRST AMENDMENT TO SUBLEASE

THIS FIRST AMENDMENT TO SUBLEASE (the "Amendment") is made and entered into as of July 26, 2010, by and between ANACOMP, INC., an Indiana corporation ("Sublandlord") and LRAD CORPORATION, a Delaware corporation ("Subtenant").

RECITALS

A. Sublandlord and Subtenant (formerly known as American Technology Corporation, a Delaware corporation) are parties to that certain sublease dated December 13, 2005, (the "Sublease"). Pursuant to the Sublease, Sublandlord has leased to Subtenant space currently containing approximately 23,698 rentable square feet (the "Original Premises") described as the building located at 15378 Avenue of Science, San Diego, California (the "Building").

B. The Sublease by its terms shall expire at midnight on May 31, 2011 ("Expiration Date"), and the parties desire to extend the Term of the Sublease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sublandlord and Subtenant agree as follows:

I. Effective Date.

The new Term and Rent shall commence ("Effective Date") on August 1, 2010.

II. Extension.

The Term of the Sublease, as referenced in Section 2 of the Sublease, shall hereby be extended and shall expire at midnight on May 31, 2012 ("Extended Expiration Date").

III. Rent.

Rent, as referenced in Section 10.1 of the Sublease, shall hereby be amended as follows.

Months of Term or Period	Monthly Rate Per Square Foot	Monthly Basic Rent
8/1/10-5/31/12	$0.75	$17,773.50

All such Basic Rent shall be payable by Subtenant in accordance with the terms of the Sublease. There shall not be any Tenant Improvements provided by Sublandlord related to this Extension and First Amendment to Sublease, and Subtenant accepts the Premises in their existing condition.

IV. Brokerage.

Irving Hughes has served in a dual agency capacity representing both Sublandlord and Subtenant, but there shall not be any commission payable by either party to Irving Hughes or any other brokerage firm related to this First Amendment to Sublease.

IN WITNESS WHEREOF, Sublandlord and Subtenant have duly executed this Amendment as of the day and year first above written.
SUBLANDLORD:	SUBTENANT:

ANACOMP, INC. By: /s/ Howard Dratler______________ Printed Name:_Howard Dratler__________ Title: CEO_________________________	LRAD CORPORATION By: /s/ Thomas R. Brown____________ Printed Name: Thomas R. Brown_________ Title: President/CEO_________________